Exhibit 99.1

NASDAQ:CECE	NEWS RELEASE

CECO ENVIRONMENTAL REPORTS

RECORD SECOND QUARTER AND SIX MONTH 2007 RESULTS

Six Month Revenues Increase 83% to $102.7 Million

Six Month Operating Income Increases 200% to $5.8 Million

NEW YORK, August 8, 2007 - CECO Environmental Corp. (NASDAQ:CECE), a leading provider of industrial ventilation and pollution control systems, today announced record second quarter results for the period ended June 30, 2007.

Financial highlights for the second quarter of 2007 compared to the second quarter of 2006 include:

Net sales increased 87% to $59.2 million;

Gross profit increased 77% to $9.9 million;

Operating income increased 167% to $3.3 million;

Net income - $1.1 million GAAP (decrease of 27%);

$1.9 million non-GAAP (increase of 620%);

Earnings per diluted share - $0.08 GAAP (decrease of 33%);

$0.14 non-GAAP (increase of 600%)

CECO’s second quarter 2006 reported results include $1.3 million in non-cash income from the valuation of warrants and CECO’s second quarter 2007 reported results include a non-cash interest charge of $740,000 related to the unamortized discount on subordinated debt which was expensed due to retirement of the debt using proceeds from a secondary stock offering.

The adjustments to non-GAAP net income and non-GAAP earnings per diluted share are detailed in the tables below.

Financial highlights for the six months ended June 30, 2007 compared to six months ended June 30, 2006 include:

Net sales increased 83% to $102.7 million;

Gross profit increased 82% to $17.7 million;

Operating income increased 200% to $5.8 million;

Net income - $2.3 million GAAP (increase of 177%);

$3.0 million non-GAAP (increase of 384%);

Earnings per diluted share - $0.18 GAAP (increase of 157%);

$0.24 non-GAAP (increase of 380%)

CECO’s reported results for the six months ended June 30, 2006 include $200,000 in net non-cash income from the valuation of warrants and CECO’s reported results for the six months ended June 30, 2007 include a non-cash interest expense of $740,000 related to retirement of subordinated debt.

The adjustments to non-GAAP net income and non-GAAP earnings per diluted share are detailed in the tables below.

Backlog as of June 30, 2007 was $124 million compared to $97.1 million as of December 31, 2006.

Chairman and CEO, Phillip DeZwirek, stated, “Our second quarter results mark our sixth consecutive quarter of record revenues and gross profitability. After eliminating those certain non-cash income and expense items related to the valuation of warrants and the related subordinated debt discount discussed above, our adjusted results for the quarter and six months more accurately reflect our significant progress.”

Mr. DeZwirek continued, “In May 2007, all our outstanding subordinated debt and all outstanding term notes were retired using the proceeds from a secondary offering. The remaining proceeds were applied to our revolving credit line which essentially leaves the Company debt free except for short term working capital borrowings. This strong financial position will allow us to continue pursuing our strategy of horizontal integration by acquisition and/or organic new business start-ups, and vertical integration into our family of companies. We still believe that our turnkey solution provides a distinct competitive advantage for us because it greatly simplifies our customers’ experience while providing them with access to a broad selection of products and services to meet their needs.”

CECO will host a conference call on Thursday, August 9, 2007 at 8:30 a.m. EDT to review its financial results for the quarter. Additional details, including the call in number, have been released separately.

Additional information on CECO’s reported results, including a reconciliation of the non-GAAP adjusted results, are included in the financial tables below.

ABOUT CECO ENVIRONMENTAL

CECO Environmental Corp. is North America’s largest independent air pollution control company. Through its eight subsidiaries — Busch, CECOaire, CECO Filters, CECO Abatement Systems, kbd/Technic, Kirk & Blum, H. M. White, Inc. and Effox — CECO provides a wide spectrum of air quality services and products including: industrial air filters, environmental maintenance, monitoring and management services, and air quality improvements systems. CECO is a full-service provider to the steel, military, aluminum, automotive, ethanol, aerospace, electric power, semiconductor, chemical, cement, metalworking, glass, foundry and virtually all industrial process industries.

For more information on CECO Environmental please visit the Company’s website at http://www.cecoenviro.com/

Contact:

Corporate Information

Phillip DeZwirek, CECO Environmental Corp.

Email: investors@cecoenviro.com

1-800-606-CECO (2326)

CECO ENVIRONMENTAL CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

Dollars in thousands, except per share data

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2007	2006	2007	2006
Net sales	$59,247	$31,745	$102,710	$56,127

Costs and expenses:
Cost of sales, exclusive of items shown separately below	49,336	26,142	84,962	46,391
Selling and administrative	6,204	4,070	11,221	7,215
Depreciation and amortization	400	293	726	585

	55,940	30,505	96,909	54,191

Income from operations	3,307	1,240	5,801	1,936

Other income	6	1,374	9	294

Interest expense (including related party interest of $864 and $189, and $1,101 and $421, respectively)	(1,160)	(526)	(1,718)	(1,097)

Income from continuing operations before income taxes	2,153	2,088	4,092	1,133

Income tax provision	1,006	526	1,801	307

Net income	$1,147	$1,562	$2,291	$826

Per share data:
Basic net income	$0.09	$0.14	$0.19	$0.07

Diluted net income	$0.08	$0.12	$0.18	$0.07

Weighted average number of common shares outstanding:
Basic	13,000,124	11,225,038	12,251,694	11,070,131

Diluted	13,577,836	12,881,584	12,848,505	12,659,750

CECO Environmental Corp.

Supplemental Financial Information

(unaudited)

Dollars in thousands, except per share data

Reconciliation of GAAP net income to non-GAAP net income is as follows:

	Three months ended		Six months ended
	6/30/2007	6/30/2006	6/30/2007	6/30/2006
Net income in accordance with GAAP	$1,147	$1,562	$2,291	$826

Other income related to warrant valuation – net of tax	—	(1,300)	—	(1,300)
Other expense related to warrant valuation – net of tax	—	—	—	1,100
Interest expense related to subordinated debt discount – net of tax	740	—	740	—

Non-GAAP net income	$1,887	$262	$3,031	$626

GAAP basic net income per share	$0.09	$0.14	$0.19	$0.07
GAAP diluted net income per share	$0.08	$0.12	$0.18	$0.07

Non-GAAP basic net income per share	$0.15	$0.02	$0.25	$0.06
Non-GAAP diluted net income per share	$0.14	$0.02	$0.24	$0.05

Shares used to compute basic net income per share	13,000,124	11,225,038	12,251,694	11,070,131

Shares used to compute diluted net income per share	13,577,836	12,881,584	12,848,505	12,659,750

CECO is providing the non-GAAP historical financial measures presented above as the Company believes that these figures are helpful in allowing individuals to better assess the ongoing nature of CECO’s core operations. A “non-GAAP financial measure” is a numerical measure of a company’s historical financial performance that excludes amounts that are included in the most directly comparable measure calculated and presented in the GAAP statement of operations.

Non-GAAP adjusted net income and non-GAAP adjusted earnings per diluted share, as we present them in the financial data included in this press release, have been adjusted to exclude the effects of income and expenses for the valuation of warrants and the related subordinated debt discount interest expense. Management believes that these non-GAAP financial measures excluding these items better reflect its operating performance as these non-GAAP figures exclude the effects of certain non-recurring or non-cash expenses relating to warrants. Management believes that these items are not necessarily representative of underlying trends in the Company’s performance and their exclusion provides individuals with additional information to compare the company’s results over multiple periods. We expect our financial statements to continue to be affected by items similar to those excluded in the non-GAAP adjustments described above, and exclusion of these items from our non-GAAP financial measures should not be construed as an inference that all such costs are unusual or infrequent.

Adjusted net income and adjusted earnings per diluted share are not calculated in accordance with GAAP, and should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Non-GAAP financial measures have limitations in that they do not reflect all of the costs associated with the operations of our business as determined in accordance with GAAP. As a result, you should not consider these measures in isolation or as a substitute for analysis of CECO’s results as reported under GAAP.

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, the tables above present the most directly comparable GAAP financial measure and reconcile non-GAAP adjusted net income and non-GAAP adjusted earnings per diluted share to the comparable GAAP measures.